Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES PARTICIPATION IN UPCOMING INVESTOR EVENTS AND PROVIDES ADDITIONAL DETAIL ON NGL REALIZED PRICES

DENVER, CO — June 15, 2015 — DENVER—(BUSINESS WIRE) SM Energy Company (NYSE: SM) today announces that the Company will be participating in the following events:

•                  June 17, 2015 — TPH 2015 Hotter ‘N Hell Conference in Houston, Texas. Jay Ottoson, President and Chief Executive Officer, will conduct investor meetings.

•                  June 22-24, 2015 — Macquarie will host the Company at investor meetings in London.

The Company is posting an updated investor presentation to its website at www.sm-energy.com in conjunction with this release. The investor presentation has updated information on slides 5, 8, and 27. The updated presentation includes additional data on the Company’s expected natural gas liquids (“NGL”) realized prices in response to recent declines in propane and butane prices.

As described in the updated investor presentation, the Company expects that recent NGL price declines will reduce the Company’s 2015 total revenue by approximately $25 million, or 1.5% of its total 2015 budgeted revenue. The Company’s 2015 budgeted revenue is based on production volumes and strip pricing as of 2/3/15, while the NGL price sensitivity uses the same budgeted production volumes with actual realized NGL prices through 5/31/15 and strip NGL pricing as of 6/11/15 for the remainder of the year. The minimal impact expected from lower liquids prices is not expected to affect drilling or production plans.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the volatility and level of oil, natural gas, and natural gas liquids prices and realizations; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy’s 2014 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company’s other periodic reports filed with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website.